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                                                                      EXHIBIT 99

                            FORT BEND HOLDING CORP.

                     FOR IMMEDIATE RELEASE--MARCH 22, 1998

                            FORT BEND HOLDING CORP.
                    RECEIVES UNSOLICITED ACQUISITION OFFER


ROSENBERG, TEXAS, March 22, 1998--Fort Bend Holding Corp. (Nasdaq: FBHC), the holding company for Fort Bend Federal Savings and Loan Association of Rosenberg, Texas, confirmed today that it had received an unsolicited non-binding written expression of interest in acquiring the Company for a cash purchase price ranging from $28 to $32 per share of common stock, subject to various contingencies, from the Millers Mutual Fire Insurance Company.

        "No firm offer has been made and no due diligence has been performed," stated Fort Bend's President and Chief Executive Officer Lane Ward. "Prior to receipt of this expression of interest, consistent with our historical strategy of acquisitions to enhance long term shareholder value, the Company had been in negotiations to acquire another financial institution. Fort Bend may continue to pursue this acquisition and will also act upon all alternatives to enhance Fort Bend's value to shareholders."

        The Company has engaged the investment banking firm of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. (the investment banking firm which assisted the Company in its two prior acquisitions) to assist it in evaluating its strategic alternatives, which include continuation of its growth strategy to build long term shareholder value, the merits of this proposal and other alternatives the Company may have.

        Mr. Ward also cautioned shareholders that there could be no assurance that any of the negotiations that Fort Bend may engage in would result in either an acquisition by the Company or the sale of the Company.

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           For more information, contact Lane Ward, Vice Chairman,
                      President and CEO at (281) 342-5571